Exhibit 5.2

May 31, 2017

DXC TECHNOLOGY COMPANY

1775 Tysons Boulevard

Tysons, Virginia 22102

Re: DXC Technology Company—Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Nevada counsel to DXC Technology Company, a Nevada corporation (the “Company”), in connection with the Company’s proposed offer to exchange (the “Exchange Offer”) its 4.45% Notes due 2022 (the “DXC Notes”) for any and all of the 4.45% Notes due 2022 (the “CSC Notes”) issued by Computer Sciences Corporation, a Nevada Corporation, to be made pursuant to a Registration Statement on Form S-4, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 31, 2017, under the Securities Act of 1933, as amended (the “Securities Act”). The DXC Notes are to be issued pursuant to an indenture, dated as of March 27, 2017 (the “Original Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), to be supplemented by a second supplemental indenture thereto (the “Supplemental Indenture,” and together with the Original Indenture and such further amendments or supplements as may be adopted from time to time, the “Indenture”). This opinion is issued at your request.

We have examined executed originals or copies of the following documents:

A.	the Registration Statement;

B.	a specimen form of DXC Note;

C.	the form of Supplemental Indenture;

D.	the Original Indenture;

E.	a certificate, dated May 31, 2017, from an Officer of the Company as to certain factual matters, including, the incumbency of the officers of the Company (the “Officer’s Certificate”);

F.	the Articles of Incorporation and Bylaws of the Company, as amended to date;

G.	Resolutions of the board of directors of the Company, including those resolutions adopted relating to matters covered by this opinion; and

H.	A good standing certificate from the Secretary of State of the State of Nevada, dated May 25, 2017, with respect to the good standing of the Company as a corporation incorporated under the laws of the State of Nevada.

DXC Technology Company

May 31, 2017

The documents and agreements set forth in paragraphs A through C are collectively referred to herein as the “Transaction Documents.”

We have examined and relied upon such other instruments and documents and taken such other and further actions as we have deemed necessary or appropriate for the opinions expressed herein. We have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the accuracy, completeness and authenticity of all documents and records submitted to us as originals and the conformity with the originals of all documents and records submitted to us as certified, conformed or photostatic copies and (iii) the truth, accuracy and completeness of the factual matters contained in the representations and warranties set forth in the Transaction Documents. For purposes of our review of such matters set forth in Paragraphs F and G, above, and as a qualification and limitation to the opinions set forth herein, we have, with your consent, relied solely upon communications and affirmations from and on behalf of the Company providing that there have been no changes, amendments or alterations to the documents referenced in such paragraphs which would negate the opinions set forth herein.

We note that the DXC Notes and the Indenture provide that they shall be governed by and construed in accordance with the laws of the State of New York. Accordingly, we assume that the DXC Notes and the Indenture are enforceable under the laws of the State of New York.

Based on the foregoing examinations and assumptions, and subject to the qualifications and limitations contained herein it is our opinion that as of the date hereof:

1.	The Company has been duly incorporated, is validly existing and, based solely on the good standing certificate, in good standing under the laws of the State of Nevada.

2.	The Company has the requisite corporate power and authority to execute and deliver the Supplemental Indenture and the DXC Notes, and upon receipt of the CSC Notes surrendered in the exchange for the DXC Notes in accordance with the terms of the Exchange Offer, to consummate the transactions and perform its respective obligations thereunder.

3.	The execution and delivery of the Supplemental Indenture and the issuance of the DXC Notes have been duly authorized by all necessary corporate action of the Company.

4.	When the DXC Notes have been duly executed, authenticated and delivered in accordance with the Indenture against receipt of the CSC Notes surrendered in the exchange therefor in accordance with the terms of the Exchange Offer, the DXC Notes will constitute binding obligations of the Company, to the extent Nevada law governs such issues.

5.	Neither the execution and delivery of the Transaction Documents to which the Company is a party, nor the performance by the Company of its obligations thereunder, results in a breach or violation of (i) the Articles of Incorporation or Bylaws of the Company; or (ii) any applicable law of the State of Nevada binding on the Company.

DXC Technology Company

May 31, 2017

6.	No consent, waiver, approval, authorization or order of any Governmental Authority of the State of Nevada is required to be obtained by the Company for the execution and delivery of the DXC Notes, except (i) those that have been obtained or made on or prior to the date hereof and that are in full force and effect, and (ii) those with respect to federal or state securities (including “blue sky”) laws, as to which we express no opinion.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the laws of the State of Nevada. We express no opinion with respect to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

This opinion letter is being furnished in connection with the Exchange Offer pursuant to the registration requirements of the Securities Act. We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

WOODBURN AND WEDGE

By:	/s/ Shawn G Pearson
Shawn G. Pearson

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